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                                                                    EXHIBIT 99.1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value per share, of A-Fem Medical Corporation and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Date: February 19, 2002


Goldman, Sachs & Co.


By:    /s/ Roger S. Begelman
       ---------------------
Name:  Roger S. Begelman
Title: Attorney-in-Fact

The Goldman Sachs Group, Inc.


By:    /s/ Roger S. Begelman
       ---------------------
Name:  Roger S. Begelman
Title: Attorney-in-Fact